AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                     WESTERN NATIONAL LIFE INSURANCE COMPANY

                                   ARTICLE ONE

         Western National Life Insurance Company (the "Corporation"), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act and the Texas Insurance Code, hereby adopts Restated Articles of Incorporation which accurately copy the Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                   ARTICLE TWO

         The Articles of Incorporation of the Corporation are amended by the Restated Articles of Incorporation as follows:

         a. The amendment changes Article I of the Amended Articles of Incorporation to read as follows:

                                   "ARTICLE I

     The name of the corporation is American General Annuity Insurance Company."

                                  ARTICLE THREE

         Each such amendment made by the Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act and the Texas Insurance Code, and such Restated Articles of
Incorporation and each such amendment made by the Restated Articles of Incorporation were duly adopted by a consent of the sole shareholder of the corporation on the _____ day of December, 1997.

                                  ARTICLE FOUR

         The number of shares outstanding at the time of these amendments and restatement was 50,000, and the number of shares entitled to vote on the Restated Articles of Incorporation as so amended was 50,000, the holder of all such 50,000 shares has signed a written consent to the adoption of such amendments and Restated Articles of Incorporation as so amended.

                                  ARTICLE FIVE

         The Articles of Incorporation and all amendments and supplements thereto are hereby superseded by the following Articles of Incorporation, which accurately copy the entire text thereof including the amendment as above set forth:

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                   AMERICAN GENERAL ANNUITY INSURANCE COMPANY

               (FORMERLY WESTERN NATIONAL LIFE INSURANCE COMPANY)

                                    ARTICLE I

     The name of the corporation is American General Annuity Insurance Company.

                                   ARTICLE II

         The purpose for which the Corporation is formed is to transact the business of a life, health and accident insurance company, to write and issue policies of insurance contracting for the payment of money or other things of value, conditioned on the continuance or cessation of human life, or conditioned upon injury, disablement or death of persons resulting from traveling or general accidents by land or water, or conditioned upon loss by reason of disability due to sickness or ill health, and to write and issue policies of insurance insuring, guaranteeing, contracting or pledging for the payment of endowments or annuities, as such insurance business is now or thereafter permitted and authorized under Chapter 3 of the Texas Insurance Code, or other laws of the State of Texas, or any state, nation, country, territory, possession, principality or the District of Columbia, in which the Company is authorized to do business; and to reinsure any such insurance risk or any part thereof ceded to it by other insurance companies.

                                   ARTICLE III

         The principal office and place where the business of the corporation is to be transacted is Amarillo, Potter County, Texas.

                                   ARTICLE IV

     The period of duration of the Corporation shall be perpetual.

                                    ARTICLE V

         The number of Directors shall be no less than five (5) nor more than fifteen (15) and those persons elected as directors shall serve as directors until the next meeting of the shareholders or until their successors are elected and qualified.

                                   ARTICLE VI

     The amount of authorized capital is Five Million Dollars ($5,000,000.00). The number of authorized shares of capital stock is One Hundred Thousand (100,000) shares with a par value of Fifty Dollars ($50.00) each. Fifty Thousand (50,000) shares, representing at least fifty person (50%) of such authorized capital stock shares, have been in good faith subscribed and fully paid for. All such authorized shares shall be common shares of the same class, shall have one vote per share at all shareholde meetings, and shall be equal in all respects. Shares may be redeemed by the Corporation and canceled only as authorized by the laws of this State.

                                   ARTICLE VII

         A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director, except for liability for (i) breach of a director's duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of a director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. If the laws of the State of Texas are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director of the Corporation, then the liability of a director of the Corporation shall thereupon automatically be eliminated or limited to the fullest extent permitted by such laws. Any repeal or modification of this Article VII by the shareholders of the Corporation shall not adversely affect any right or protection of a director existing at the time of such appeal or modification with respect to events or circumstances occurring or existing prior to such time.

         Dated this _____ day of December, 1997.

                                AMERICAN GENERAL ANNUITY
 INSURANCE COMPANY
                                Formerly WESTERN NATIONAL LIFE INSURANCE COMPANY

                                By:      ______________________________
                                         John A. Graf, President

                                and:     ______________________________
                                         Evelyn M. Curran, Secretary

STATE OF TEXAS                              ss.
                                            ss.

COUNTY OF HARRIS                            ss.

         BEFORE ME, the undersigned authority, on this ______ day of December, 1997, personally appeared John A. Graf and Evelyn M. Curran, who being by me first duly sworn, declared that they are the President and Secretary, respectively, of American General Annuity Insurance Company, (formerly Western National Life Insurance Company, as of the Effective Time), and that they signed the foregoing document as President and Secretary of such Corporation, and that the statements contained therein are true an correct.

Given under my hand and seal of office.

                                 ---------------------------------
                                 Notary Public, State of Texas

         SEAL

                                 My commission expires: _____________